Exhibit 99.1


     JoS. A. Bank Clothiers to Present at CL King Best Ideas Conference 2006


    HAMPSTEAD, Md.--(BUSINESS WIRE)--Sept. 15, 2006--JoS. A. Bank Clothiers, Inc. (Nasdaq Global Select Market: "JOSB") announced that it will deliver a presentation on behalf of the Company at the CL King Best Ideas Conference. The presentation is set for Tuesday, September 19, 2006 at 12:15p.m. ET at the Omni Berkshire Place Hotel in New York City.
    The CL King Best Ideas Conference presentation will be webcast. To access the webcast, go to http://www.wsw.com/webcast/clk3/josb/ a few minutes before 12:15p.m. ET on September 19, 2006. The webcast can be accessed for up to 90 days at the same address.

    JoS. A. Bank Clothiers, Inc., established in 1905, is one of the nation's leading retailers of men's classically-styled tailored and casual clothing, sportswear, footwear and accessories. The Company sells its full product line through 348 stores in 40 states and the District of Columbia, a nationwide catalog and an e-commerce website that can be accessed at www.josbank.com. The Company is headquartered in Hampstead, MD, and its common stock is listed on the Nasdaq Global Select Market under the symbol "JOSB."

    The Company's statements concerning future operations contained herein are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those anticipated due to a variety of factors outside of the Company's control that can affect the Company's operating results, liquidity and financial condition. Such factors include risks associated with economic, weather, public health and other factors affecting consumer spending, higher energy and security costs, the successful implementation of the Company's growth strategy including the ability of the Company to finance its expansion plans, the mix and pricing of goods sold, the effectiveness and profitability of new concepts, the market price of key raw materials such as wool and cotton, seasonality, merchandise trends and changing consumer preferences, the effectiveness of the Company's marketing programs, the availability of lease sites for new stores, the ability to source product from its global supplier base, litigations and other competitive factors. Other factors and risks that may affect our business or future financial results are detailed in our filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended January 28, 2006. These cautionary statements qualify all of the forward-looking statements the Company makes herein. The Company cannot assure you that the results or developments anticipated by the Company will be realized or, even if substantially realized, that those results or developments will result in the expected consequences for the Company or affect the Company, its business or its operations in the way the Company expects. The Company cautions you not to place undue reliance on these forward-looking statements, which speak only as of their respective dates. The Company does not undertake an obligation to update or revise any forward-looking statements to reflect actual results or changes in the Company's assumptions, estimates or projections. These risks should be carefully reviewed before making any investment decision.


    CONTACT: JoS. A. Bank Clothiers, Inc., Hampstead, MD
             David E. Ullman, EVP/CFO, 410-239-5715
             or
             Investor Relations Voicemail, 410-239-5900

             E-commerce Address for JoS. A. Bank Clothiers, Inc.:
             www.josbank.com